SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                                 TII Industries
--------------------------------------------------------------------------------
                                (Name of Issuer)


--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    872479886
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 872479886               SCHEDULE 13G                Page 2 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jerry Bloomberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           713,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        713,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      713,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 3 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Sondra Bloomberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           599,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        599,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      599,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 4 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Bloomberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,000
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           124,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              1,000
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        124,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      125,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 5 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Lee Bloomberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           205,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        205,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      205,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 6 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ronald Bloomberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           115,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        115,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 7 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jerry and Sondra Bloomberg Family Foundation
      11-3350909
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           50,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        50,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      50,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 8 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J&S Bloomberg Associates L.P.
      11-3365326
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           53,500
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        53,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      53,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G                Page 9 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenjer Industries, Inc.
      11-2430987
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           4,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G               Page 10 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Romac Electronics Profit Sharing Plan
      11-2731860
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           91,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        91,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      91,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872479886               SCHEDULE 13G               Page 11 of 27 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Night Vision, Inc.
      11-2217827
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           110,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        110,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      110,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. IDENTITY OF ISSUER

      (a)   The name of the issuer is TII Industries, Inc. ("the "Issuer").

      (b) The address of the Issuer's principal executive office is 1385 Akron Street, Copiague, New York 11726

ITEM 2. IDENTITY OF PERSON FILING

      (a)   Name of Person Filing

            Jerry Bloomberg
            Sondra Bloomberg
            Michael Bloomberg
            Lee Bloomberg
            Ronald Bloomberg
            Jerry Bloomberg and Sondra Bloomberg Family Foundation J & S Bloomberg Associates, LP Kenjer Industries, Inc.
            Romac Electronics Profit Sharing Plan
            Night Vision, Inc.

      (b)   Address of Principal Business Office or, if none, Residence:

            155 East Ames Court
            Plainview, New York 11803

      (c)   Citizenship

            Jerry Bloomberg, Sondra Bloomberg, Michael Bloomberg, Lee Bloomberg and Ronald Bloomberg are United States citizens.

            The Jerry Bloomberg and Sondra Bloomberg Family Foundation is a New York corporation.

            J&S Bloomberg Associates, LP was formed in New York.

            Kenjer Industries, Inc. is a New York corporation.

            Romac Electronics Profit Sharing Plan was formed in New York

            Night Vision, Inc. in a New York corporation.

    (d)-(e) This report covers the Issuer's Common Stock, par value $.01 par value per share (the "Common Stock"). The CUSIP number of the TII Industries, Inc. Common Stock is 872479886.

ITEM 3. Not applicable.

ITEM 4. OWNERSHIP

      (a)   Amount beneficially owned as of April 24, 2000:

            Jerry Bloomberg beneficially owns 713,000 shares as follows; 375,000 shares held in joint tenancy or as tenant in common with Sondra Bloomberg; 10,000 shares held as joint tenants with Sondra Bloomberg and Michael Bloomberg; Mr. Bloomberg indirectly holds 19,500 shares with Sondra Bloomberg in UGMA accounts for their minor grandchildren; 50,000 shares in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares in Jerry and Sondra Bloomberg Associates, LP, of which Sondra Bloomberg and Jerry Bloomberg, are the general partners, each with 1% interest, and the limited partners are Ronald, Lee and Michael each with 10% interest, two minor grandchildren each with 4% interest and Sondra Bloomberg with 60% interest; 4,000 shares in Kenjer Industries, Inc. a New York corporation owned by the following four shareholders, Jerry Bloomberg, 1% shareholder and President of the corporation who has sole voting and dispositive power, and his sons, Ronald Bloomberg, Lee Bloomberg and Michael Bloomberg who are each 33% shareholders; 91,000 shares held in Romac Electronics Profit Sharing Plan, Jerry Bloomberg, Sondra Bloomberg and Lee Bloomberg, Trustees ; and 110,000 shares in Night Vision, Inc, a New York corporation in which 100% of the stock is owned by the following four shareholders, Jerry Bloomberg, 1% shareholder and President of the corporation who has sole voting and dispositive power, and his sons, Ronald Bloomberg, Lee Bloomberg and Michael Bloomberg who are each 33% shareholders.

            Sondra Bloomberg beneficially owns 599,000 shares as follows; Sondra Bloomberg directly beneficially owns 375,000 held in joint tenancy or tenancy in common with Jerry Bloomberg and 10,000 shares held as joint tenants with Jerry Bloomberg and Michael Bloomberg. Sondra Bloomberg indirectly holds 19,500 shares with Jerry Bloomberg in UGMA accounts for their minor grandchildren; 50,000 shares in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares held by Jerry and Sondra Bloomberg

            Associates, LP; and 91,000 shares held in Romac Electronics Profit Sharing Plan, Jerry Bloomberg, Sondra Bloomberg and Lee Bloomberg, Trustees.

            Michael Bloomberg holds125,000 shares as follows: Michael Bloomberg directly beneficially owns 11,000 shares, 1,000 shares in his own account and 10,000 shares in joint tenancy with Jerry Bloomberg and Sondra Bloomberg. Michael Bloomberg indirectly holds 4,000 shares in Kenjer Industries, Inc., a New York corporation in which he is a 33% shareholder, and 110,000 shares in Night Vision, Inc, a New York corporation in which he is a 33% shareholder.

            Lee Bloomberg indirectly holds 205,000 shares as follows; 4,000 shares in Kenjer Industries, Inc., a New York corporation in which he is a 33% shareholder, 110,000 shares in Night Vision, Inc, a New York corporation in which he is a 33% shareholder and 91,000 shares in Romac Electronics Profit Sharing Plan, Jerry Bloomberg, Sondra Bloomberg and Lee Bloomberg, Trustees.

            Ronald Bloomberg indirectly holds 115,000 shares as follows; 4,000 shares in Kenjer Industries, Inc., a New York corporation in which he is a 33% shareholder, and 110,000 shares in Night Vision, Inc, a New York corporation in which he is a 33% shareholder.

            The Jerry and Sondra Bloomberg Family Foundation directly beneficially owns 50,000 shares.

            J & S Bloomberg Associates, L.P. directly beneficially owns 53,500 shares.

            Kenjer Industries, Inc. directly beneficially owns 4,000 shares.

            Romac Electronics Profit Sharing Plan directly beneficially owns 91,000 shares.

            Night Vision, Inc. directly beneficially owns 110,000 shares.

      (b) Percent ownership of the Common Stock is based on 8,832,898 shares outstanding as of February 10, 2000.

            The 713,000 shares of Common Stock held directly and indirectly by Jerry Bloomberg represent 8.1% of the outstanding shares of the Common Stock. The 599,000 shares of Common Stock directly and indirectly held by Sondra Bloomberg represent 6.8% of the outstanding shares of the Common Stock. The 125,000 shares of Common Stock directly and indirectly held by Michael Bloomberg represent 1.4% of the outstanding shares of the Common Stock. The 205,000 shares of Common Stock indirectly held by Lee Bloomberg represent 2.3% of the Common Stock. The 115,000 shares of Common Stock indirectly held by Ronald Bloomberg represent 1.3% of the outstanding shares of the Common. The 50,000 shares beneficially owned by the Jerry and Sondra Bloomberg Family Foundation represent 0.6% of the outstanding shares of the Common Stock. The 53,500 beneficially owned by J & S Bloomberg Associates, LP represent 0.6% of the outstanding shares of the Common Stock. The 4,000 shares owned by Kenjer Industries, Inc. represent 0.4% of the Common Stock. The 91,000 shares beneficially owned by Romac Electronics Profit Sharing Plan represent 1.0% of the Common Stock. The 110,000 shares beneficially owned by Night Vision, Inc. represent 1.2% of the Common Stock.

      (c)   Number of Shares as to which such person has:

            Jerry Bloomberg has (i) no sole voting power; (ii) shared voting power with respect to 713,000 shares of Common Stock as follows:
            375,000 shares of Common Stock held in tenancy in common or as joint tenants with Sondra Bloomberg; 50,000 shares of Common Stock held in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares of Common Stock held by Jerry and Sondra Bloomberg Associates; 10,000 shares of Common Stock held in joint tenancy with Sondra Bloomberg and Michael Bloomberg; 19,500 shares held with Sondra Bloomberg in UGMA accounts for grandchildren; 4,000 shares held by Kenjer Industries, Inc., 110,000 shares of Common Stock held by Night Vision, Inc., and 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan; (iii) no sole dispositive power; (iv) shared dispositive power with respect to 713,000 shares of Common Stock as follows: 375,000 shares of Common Stock held in tenancy in common or as joint tenants with Sondra Bloomberg; 50,000 shares of Common Stock held in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares of Common Stock held by Jerry and Sondra Bloomberg Associates; 10,000 shares of Common Stock held in joint tenancy with Sondra Bloomberg and Michael Bloomberg; 19,500 shares held in UGMA accounts with Sondra Bloomberg for grandchildren; 4,000 shares held by Kenjer Industries, Inc.; 110,000 held by Night Vision, Inc.; and 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan.

            Sondra Bloomberg has (i) no sole voting power; (ii) shared voting power with respect to 599,000 shares of Common Stock as follows:
            375,000 shares of Common Stock held in tenancy in common or as joint tenants with Sondra Bloomberg; 50,000 shares of Common Stock held in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares of Common Stock held by Jerry and Sondra Bloomberg Associates, LP; 10,000 shares of Common Stock held in joint tenancy with Michael Bloomberg;19,500 shares held in UGMA accounts for grandchildren; and 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 508,000 shares of Common Stock as follows:

            375,000 shares of Common Stock held in tenancy in common or as joint tenants with Jerry Bloomberg; 50,000 shares of Common Stock held in the Jerry Bloomberg and Sondra Bloomberg Family Foundation; 53,500 shares of Common Stock held by Jerry and Sondra Bloomberg Associates; 10,000 shares of Common Stock held in joint tenancy with Jerry Bloomberg and Michael Bloomberg; 19,500 shares held in UGMA accounts for grandchildren with Jerry Bloomberg and 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan.

            Michael Bloomberg has (i) sole voting power with respect to 1,000 shares; (ii) shared voting power with respect to 10,000 shares held in joint tenancy with Jerry Bloomberg and Sondra Bloomberg, 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision, Inc.; (iii) sole dispositive power with respect to 1,000 shares of Common Stock; and (iv) shared dispositive power with respect to 10,000 shares held in joint tenancy with Jerry Bloomberg and Sondra Bloomberg and 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision, Inc.

            Lee Bloomberg has (i) no sole voting power; (ii) shared voting power with respect to 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan; 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision, Inc.; (iii) no sole dispositive voting power; and (iv) shared dispositive power with respect to 91,000 shares of Common Stock held in Romac Electronics Profit Sharing Plan (Lee Bloomberg is a Trustee along with Jerry Bloomberg and Sondra Bloomberg); 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision, Inc.

            Ronald Bloomberg has (i) no sole voting power; (ii) shared voting power with respect to 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision Inc.; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 4,000 shares in Kenjer Industries, Inc. and 110,000 shares in Night Vision, Inc.

            Jerry Bloomberg and Sondra Bloomberg Family Foundation has (i) no sole voting power; (ii) shared voting power with respect to 50,000 shares; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 50,000 shares.

            J & S Bloomberg Associates, LP has (i) no sole voting power; (ii) shared voting power with respect to 53,500 shares; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 53,500 shares.

            Kenjer Industries, Inc. has (i) no sole voting power; (ii) shared voting power with respect to 4,000 shares; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 4,000 shares.

            Romac Electronics Profit Sharing Plan has (i) no sole voting power;
            (ii) shared voting power with respect to 91,000 shares; (iii) no sole dispositive power; and (iv) shared dispositive power with respect to 91,000 shares.

            The shares shown in this Item 4 consist of 713,000 shares, 375,000 of which are directly beneficially owned by Jerry Bloomberg in joint tenancy or as tenants in common with his wife Sondra. Of the 338,000 shares remaining, Jerry Bloomberg beneficially owns 10,000 shares as tenants in common with Sondra Bloomberg and his son Michael Bloomberg. Of the 328,000 shares of Common Stock remaining, Jerry Bloomberg disclaims beneficial ownership of 19,500 shares held in UGMA accounts for his minor grandchildren as well as the 50,000 shares in the Jerry Bloomberg and Sondra Bloomberg Family Foundation, a charitable foundation. Mr. Bloomberg disclaims beneficial ownership of 52,965 of the 53,500 shares held by J & S Bloomberg Associates. Of the 205,000 shares remaining, Mr. Bloomberg disclaims beneficial ownership of 3,960 of the 4,000 shares held by Kenjer Industries, Inc. Jerry Bloomberg also disclaims beneficial ownership of 108,900 shares of the 110,000 shares held by Night Vision, Inc. Jerry Bloomberg disclaims beneficial ownership of the 91,000 shares held in Romac Electronic's Profit Sharing Plan of which he is a Trustee. Mr. Bloomberg acknowledges his relationship with each of the following entities, the Jerry and Sondra Bloomberg Family Foundation, J & S Bloomberg Associates, LP, Kenjer Industries, Inc., Romac Electronics Profit Sharing Plan and Night Vision, Inc. but does not acknowledge that these partnerships, their general partners and limited partners, and these corporations and plan constitute a group for the reporting purposes under Section 13(d) of the Securities Exchange Act of 1934, as amended.

            Sondra Bloomberg disclaims beneficial ownership of all shares reported on this Schedule except for 375,000 shares she holds in joint tenancy or as tenants in common with Jerry Bloomberg, 10,000 shares held as tenants in common with Jerry Bloomberg and Michael Bloomberg, and 32,635 shares attributable to her 1% general partnership interest and 60% limited partnership interest in J & S Bloomberg Associates, LP.

            Michael Bloomberg disclaims beneficial ownership of all shares reported on this Schedule except for 1,000 shares in his own account and 10,000 shares in joint tenancy with Sondra Bloomberg and Jerry Bloomberg, 535 shares attributable to his 10% limited partnership interest in J & S Bloomberg Associates, 1,320 shares attributable to his 33% ownership interest in Kenjer Industries, Inc. and 36,300 shares attributable to his 33% ownership interest in Night Vision, Inc.

            Lee Bloomberg disclaims beneficial ownership of all shares reported on this Schedule except for 535 shares attributable to his 10% limited partnership interest in J & S Bloomberg Associates, LP, 1,320 shares attributable to his 33% ownership interest in Kenjer Industries, Inc. and 36,300 shares attributable to his 33% ownership interest in Night Vision, Inc.

            Ronald Bloomberg disclaims beneficial ownership of all shares reported on this Schedule except for 535 shares attributable to his 10% limited partnership interest in J & S Bloomberg Associates, LP, 1,320 shares attributable to his 33% ownership interest in Kenjer Industries, Inc. and 36,300 shares attributable to his 33% ownership interest in Night Vision, Inc.

            The Jerry Bloomberg and Sondra Bloomberg Family Foundation disclaims beneficial ownership of all shares reported on this Schedule except for the 50,000 shares held by the Foundation. J & S Bloomberg Associates, LP disclaim beneficial ownership of all shares reported on this Schedule except for 53,500 shares. Kenjer Industries, Inc. disclaims beneficial ownership of all Shares reported in this Schedule except for 4,000 shares. Romac Electronics Profit Sharing Plan disclaims beneficial ownership of all Shares reported in this Schedule except for 91,000 shares. Night Vision, Inc. disclaims beneficial ownership of all Shares reported in this Schedule except for 110,000 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

            Not applicable

ITEM 10. CERTIFICATION

            Not applicable

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000         Jerry Bloomberg
                                    --------------------------
                                                Name


                                        /s/ Jerry Bloomberg
                                    --------------------------
                                             Signature

                                    --------------------------
                                             Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000
                                          Sondra Bloomberg
                                    --------------------------
                                                Name


                                       /s/ Sondra Bloomberg
                                    --------------------------
                                             Signature

                                    --------------------------
                                             Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24 , 2000        Michael Bloomberg
                                    --------------------------
                                                Name


                                       /s/ Michael Bloomberg
                                    --------------------------
                                             Signature

                                    --------------------------
                                             Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                                           Lee Bloomberg
                                    --------------------------
                                               Name


                                         /s/ Lee Bloomberg
                                    --------------------------
                                             Signature

                                    --------------------------
                                             Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                                          Ronald Bloomberg
                                    --------------------------
                                               Name

                                       /s/ Ronald Bloomberg
                                    --------------------------
                                             Signature

                                    --------------------------
                                            Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                        Jerry Bloomberg and Sondra Bloomberg Family Foundation
                        ------------------------------------------------------
                                                Name


                                       /s/ Jerry Bloomberg
                                    --------------------------
                                             Signature

                                    Jerry Bloomberg, President
                                    --------------------------
                                             Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                                     J & S Bloomberg Associates, LP
                                    --------------------------------
                                                  Name


                                           /s/ Jerry Bloomberg
                                    --------------------------------
                                                Signature

                                    Jerry Bloomberg, General Partner
                                    --------------------------------
                                                Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                                          Kenjer Industries, Inc.
                                        --------------------------
                                                   Name


                                            /s/ Jerry Bloomberg
                                        --------------------------
                                                Signature

                                        Jerry Bloomberg, President
                                        --------------------------
                                                Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            Dated: April 24, 2000

                                    Romac Electronics Profit Sharing Plan
                                    -------------------------------------
                                                     Name


                                             /s/ Jerry Bloomberg
                                    -------------------------------------
                                                  Signature

                                          Jerry Bloomberg, Trustee
                                    -------------------------------------
                                                 Name/Title

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Dated: April 24, 2000

                                                  Night Vision, Inc.
                                             --------------------------
                                                        Name


                                                 /s/ Jerry Bloomberg
                                             --------------------------
                                                      Signature

                                             Jerry Bloomberg, President
                                             --------------------------
                                                     Name/Title

                                  EXHIBIT INDEX

EXHIBIT NO.                   TITLE                               PAGE
-----------                   -----                               ----
   1                    Members of Group Filing this
                        Schedule 13G under Rule 13d-1(c):

   2                    Joint Filing Agreement